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As filed with the Securities and Exchange Commission on June 14, 2007.

Registration No. 333-141504

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Blackstone Group L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	20-8875684 (I.R.S. Employer Identification No.)

345 Park Avenue
New York, New York 10154
Telephone: (212) 583-5000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert L. Friedman
Chief Legal Officer
The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Telephone: (212) 583-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua Ford Bonnie Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Phyllis G. Korff Jennifer A. Bensch Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Facsimile: (212) 735-2000

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Units Representing Limited Partner Interests	153,333,334 common units	$31.00	$4,753,333,354	$145,927(3)

(1)
Includes 20,000,000 common units subject to the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Pre-Effective Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-141504) of The Blackstone Group L.P. is filed solely for the purpose of adding exhibits to such Registration Statement and amending "Part II—Item 16. Exhibits and Financial Statement Schedules".

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common units being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the New York Stock Exchange.

Filing Fee—Securities and Exchange Commission	$145,927
Fee—National Association of Securities Dealers	75,500
Listing Fee—New York Stock Exchange	250,000
Fees and Expenses of Counsel	15,000,000
Printing Expenses	2,500,000
Fees and Expenses of Accountants	22,000,000
Miscellaneous Expenses	6,028,573

Total	46,000,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The section of the prospectus entitled "Material Provisions of The Blackstone Group L.P. Partnership Agreement—Indemnification" discloses that we will generally indemnify our general partner, officers, directors and affiliates of the general partner and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

        We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

        Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        Not applicable.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Exhibit Index

1.1	Underwriting Agreement*
3.1	Certificate of Limited Partnership of The Blackstone Group L.P.**
3.2	Form of Amended and Restated Agreement of Limited Partnership of The Blackstone Group L.P. (included as Appendix A to the prospectus)**

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding validity of the common units registered**
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters**
10.1	Form of Limited Partnership Agreement of Blackstone Holdings I L.P.**
10.2	Form of Limited Partnership Agreement of Blackstone Holdings II L.P.**
10.3	Form of Limited Partnership Agreement of Blackstone Holdings III L.P.**
10.4	Form of Limited Partnership Agreement of Blackstone Holdings IV L.P.**
10.5	Form of Limited Partnership Agreement of Blackstone Holdings V L.P.**
10.6	Form of Tax Receivable Agreement**
10.7	Form of Exchange Agreement**
10.8	Form of Registration Rights Agreement**
10.9	Form of 2007 Equity Incentive Plan**
10.10	Form of Founding Member Agreement of Stephen A. Schwarzman
10.11	Form of Founding Member Agreement of Peter G. Peterson
10.12	Form of Senior Managing Director Agreement
10.13
Credit Agreement dated as of December 22, 2003 among Blackstone Group Holdings L.P., JPMorgan Chase Bank, as administrative agent, and the lenders party thereto, as amended by the First Amendment dated as of February 1, 2006 and the Second Amendment dated as of April 26, 2007 and Form of Third Amendment**
10.14	Letter Agreement between The Blackstone Group L.P. and the Beijing Wonderful Investments Ltd**
21.1	Subsidiaries of The Blackstone Group L.P.**
23.1	Consent of Deloitte & Touche LLP**
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)**
23.3	Consent of The Right Honorable Brian Mulroney to be named as a director nominee**
23.4	Consent of Lord Nathaniel Charles Jacob Rothschild to be named as a director nominee**
23.5	Consent of William G. Parrett to be named as a director nominee**
24.1	Power of Attorney**

*
To be filed by amendment.

**
Previously filed.

ITEM 17.    UNDERTAKINGS

(1)
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)
The undersigned Registrant hereby undertakes that:

(A)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 14th day of June, 2007.

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner
By:	/s/ Michael A. Puglisi Name: Michael A. Puglisi Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th of June, 2007.

Signature	Title

* Stephen A. Schwarzman	Chairman and Chief Executive Officer and Director (principal executive officer)
* Peter G. Peterson	Director
* Hamilton E. James	Director
* J. Tomilson Hill	Director
* Michael A. Puglisi	Chief Financial Officer
* Dennis J. Walsh	Principal Accounting Officer
*By:	/s/ Michael A. Puglisi Name: Michael A. Puglisi Title: Attorney-in-fact

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EXPLANATORY NOTE
PART II
SIGNATURES